CYNERGY
ADVISORS

Engagement Agreement Fee Addendum

This Engagement Agreement Addendum ("Fee Agreement Addendum") is entered into as of Wednesday, October 21, 2009 between Cynergy Advisors, LLC., an affiliate of MidAmerica Financial Services Inc.(Cynergy) and Jayhawk Energy, Inc. Systems Inc. ("Jayhawk Energy, Inc. ") This Fee Agreement Addendum is attached to and made part of the Engagement Agreement executed Friday, September 4, 2009, between Jayhawk Energy, Inc. and Cynergy.

RECITALS:

WHEREAS, Cynergy and Jayhawk Energy, Inc. are parties to the Engagement Agreement dated Friday, September 4, 2009 , as amended (the "Engagement Agreement"); and

WHERAS, the parties desire to amend the Engagement Agreement as provided herein to include the provisions outlined in this Fee Agreement Addendum;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to the following provisions which are hereby incorporated into the Engagement Agreement:

1. Compensation

As compensation for services rendered to Jayhawk Energy, Inc. under the Engagement Agreement in connection with a financing to be provided to Jayhawk Energy, Inc. by Investors and/or its Affiliates, Jayhawk Energy, Inc. shall pay to Cynergy the following compensation.

1.1 Jayhawk Energy, Inc. agrees to pay to Cynergy a cash fee for completion of the Financing equal to six (5%) of each tranche drawn by Jayhawk. Fee's payable to Cynergy under this Fee Agreement Addendum will be paid at the time of funding from escrow and actual receipt of funds by Jayhawk Energy, Inc. as provided in the Financing. Jayhawk Energy, Inc. is to pay Cynergy out of the proceeds received from investors; and all funds due will be paid directly to Cynergy at the time of funding.

1.2 Jayhawk Energy, Inc. also agrees to pay to Cynergy a cash fee of 7% (seven) of the total exercised amount on any warrants exercised by the investors. Jayhawk Energy, Inc. is to pay Cynergy out of the proceeds received from investors; and all funds due will be paid directly to Cynergy at the time of funding.

1.3 Issuance of 166,000 warrants with an exercise price of $0.45, with the same term as the investors.

2. Future Financing

2.1 For a period of 24 months from date of closing any additional placements, financings or follow on placements or financing for Jayhawk Energy, Inc. funded by Alpha Capital and or its affiliates or subsidiaries made known to Jayhawk Energy, Inc. by Cynergy will be subject to the percentage compensation schedule laid out in this addendum referenced in section 1.1 and 1.2 of this Agreement.

3. Announcement

Upon any announcement of the completion of the financing, Jayhawk Energy, Inc. will acknowledge Cynergy as having represented the company in the Financing at Jayhawks expense by standard press release consistent with publicly traded companies.

Agreed To:
Cynergy Advisors, LLC

Kevin Sellers (on behalf of Cynergy)

Agreed To:
Jayhawk Energy, ~~Inc.~~

Lindsay Gorrill (on behalf of Jayhawk Energy, Inc.)

Marshall Diamond-Goldberg
President JayHawk Energy Inc
on behalf of Lindsay Gorrill
CEO Jayhawk Energy Inc